EXHIBIT 99.1

Presidio, Inc. Nominates Two Directors for Election to the Board of Directors

NEW YORK, Oct. 03, 2017 (GLOBE NEWSWIRE) -- Presidio, Inc. (NASDAQ:PSDO) (the “Company” or “Presidio”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to middle-market customers, today announced that Heather Berger and Michael Reiss have been nominated for election to the Company’s Board of Directors.  Ms. Berger and Mr. Reiss’ nominations will be voted on, along with existing director nominee Todd Siegel, by stockholders at Presidio’s 2017 Annual Meeting of Stockholders on November 8, 2017.  The Board also announced that directors Giovanni (John) Visentin and Joseph Trost will step down from the Board effective November 8, 2017, following the election of Ms. Berger and Mr. Reiss as their successors.  Mr. Visentin and Mr. Trost joined Presidio’s Board of Directors on February 2, 2015, pursuant to the nomination rights of certain investment funds affiliated with Apollo Global Management, LLC (“Apollo”).  Their decisions to not stand for re-election to the Board are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Ms. Berger is currently a partner of Apollo, where she oversees marketing, client relations and business development for the firm’s Private Equity business.  Ms. Berger has 17 years of marketing experience in the alternative asset industry.  Prior to joining Apollo in 2008, Ms. Berger was a member of the Private Fund Group at Credit Suisse Securities (USA), where she was responsible for raising institutional capital for private equity funds.  Previously, Ms. Berger was with Capital Z Financial Service Partners, and its affiliate, where she focused on fundraising and investor relationship management.  Ms. Berger graduated cum laude from Duke University in 1999 with a BA in Comparative Area Studies and French.  She serves on the Alumni Board of Directors of The Spence School in New York.

Mr. Reiss is currently a principal of Apollo, where he has been employed since 2008.  Prior to that time, Mr. Reiss was employed by Deutsche Bank Securities as a Global Finance Analyst in the Financial Sponsors Group.  Mr. Reiss previously served on the board of directors of Captain Bidco SAS, the parent of Ascometal SAS.  Mr. Reiss has significant experience making and managing private equity investments on behalf of Apollo and has over nine years of experience financing, analyzing and investing in public and private companies.  He previously served as a director of Affinion.

“We are pleased to nominate Heather Berger and Michael Reiss for election to serve as directors to the Presidio Board.  They bring a wealth of transactional and operational experience that will be an asset to the Company, as we continue to position Presidio for growth and create value for our stockholders,” said Bob Cagnazzi, Chief Executive Officer of Presidio.  “I would also like to take this opportunity to express our gratitude and appreciation for the service of John and Joe.  The entire Board joins me in thanking them for their guidance and we wish them all the best.”

ABOUT PRESIDIO

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions.  We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design.  By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models.  We serve approximately 7,000 middle-market, large, and government organizations across a diverse range of industries. More than 2,700 Presidio professionals, including more than 1,500 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader.  We are passionate about driving results for our clients and delivering the highest quality of service in the industry.  Presidio is owned by funds affiliated with Apollo Global Management, LLC (NYSE:APO).  For more information visit: www.presidio.com.

Source: Presidio, Inc.

CONTACT INFORMATION
Investor Relations
866-232-3762
investors@presidio.com